Exhibit 5.1

Seth J. Gottlieb

+1 650 843 5864

sgottlieb@cooley.com

June 3, 2021

Snap Inc.

3000 31st Street

Santa Monica, CA 90405

Ladies and Gentlemen:

You have requested our opinion, as counsel to Snap Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of 4,724,853 shares of Class A common stock, $0.00001 par value, of the Company (the “Shares”) pursuant to a Registration Statement on Form S-3 (No. 333-252796) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the base prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). We have been advised that the Shares are being issued by the Company pursuant to that certain Share Purchase Agreement, dated as of May 17, 2021, by and among the Company, Wave Optics Limited, the shareholders and warrantholder listed on Exhibit A thereto and Shareholder Representative Services LLC (the “Purchase Agreement”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Purchase Agreement and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. In addition, we have assumed that the Company has received the consideration for the Shares set forth in the Purchase Agreement and the applicable board resolutions authorizing their issuance and the issuance of the Shares has been registered in the Company’s share registry. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference in the Registration Statement.

Cooley LLP     3175 Hanover Street     Palo Alto, CA     94304-1130

t: (650) 843-5000     f: (650) 849-7400     cooley.com

June 3, 2021

Page Two

Sincerely,

Cooley LLP

By:	/s/ Seth J. Gottlieb
Seth J. Gottlieb

Cooley LLP     3175 Hanover Street     Palo Alto, CA     94304-1130

t: (650) 843-5000     f: (650) 849-7400     cooley.com